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                                                                    Exhibit 99.1

PENNCORP FINANCIAL GROUP                                                    NEWS
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                                        Contact:       Joseph Kist
                                                       Broadgate Consultants
                                                       212-232-2222

FOR IMMEDIATE RELEASE



             PENNCORP ANNOUNCES SALE OF KIVEX TO ALLEGIANCE TELECOM
                             FOR $34.5 MILLION CASH


New York, June 14, 1999--Penncorp Financial Group, Inc. (NYSE: "PPG") announced today that it has entered into a definitive agreement for the sale of Kivex, Inc., its internet service provider subsidiary to Allegiance Telecom, Inc. for $34.5 million cash.

     Closing of the transaction, which is expected to occur by June 30th, is conditioned upon, among other things, the consent of Penncorp's senior lenders and the expiration of the waiting period under the Hart-Scott-Rodino Act.

     Penncorp Financial Group, Inc. expects to receive net cash proceeds of approximately $23.7 million after taking into account the payment of transaction costs, transaction bonuses to management of Kivex and the repayment of outstanding obligations from Kivex and its immediate parent, Penncorp Financial Services, Inc. to affiliates of Penncorp.

     The Company expects to record a pre-tax gain on the disposition of approximately $34 million.

     Keith A. Maib, President and CEO of Penncorp stated: "We are pleased to complete the transaction and to realize full value for Kivex. The completion of this sale



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will enhance our projected cash proceeds available to repay bank debt from the disposal of non-core assets."

     Additionally, PennCorp announced that its Board of Directors has consented to the previously announced agreement in principle to amendments to the definitive agreements to sell its Career Sales Division and related assets to Universal American Financial Corp. for $137 million in cash. PennCorp expects to receive upon consummation of the transaction net cash proceeds of approximately $80 million after taking into account the payment of transaction costs, and fulfilling minimum surplus and other obligations contained in the purchase agreement.

     PennCorp Financial Group, Inc. is an insurance holding company. Through its subsidiaries, the Company underwrites and markets life insurance and accident and sickness insurance to the middle market through the United States and Canada.

     Cautionary Statement for purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: All statements in this press release including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors contemplated by the forward-looking statements. Such factors include, among other things: (1) general economic conditions and other factors, including prevailing interest rate levels and stock market performance, which may affect the ability of PennCorp to sell its products, the market value of PennCorp's investments and the lapse rate and profitability of policies; (2) PennCorp's ability to achieve anticipated levels of operational efficiencies and cost-saving initiatives; (3) customer response to new products, distribution channels and marketing initiatives; (4) mortality, morbidity and other factors which may affect the profitability of PennCorp's insurance products; (5) changes in the Federal income tax laws and regulations which may affect the relative tax advantages of some of PennCorp's products; (6) increasing competition in the sale of insurance and annuities; (7) regulatory changes


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or actions, including those relating to regulation of insurance products and of insurance companies; (8) ratings assigned to PennCorp's insurance subsidiaries by independent rating organizations such as A.M. Best Company ("A.M. Best"), which the Company believes are particularly important to the sale of annuity and other accumulation products; (9) PennCorp's ability to successfully complete its Year 2000 remediation efforts; (10) the successful completion of the sale of, and the ultimate realizable value of Businesses Held for Sale; and
(11) current and/or unanticipated litigation. There can be no assurance that other factors not currently anticipated by management will not also materially and adversely affect the Company.



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